                                                                      EXHIBIT 12


                             FORTUNE BRANDS, INC.

        Statement Re Computation of Ratio of Earnings to Fixed Charges
                         (Dollar amounts in millions)

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
                                              Years Ended December 31,
                                     -----------------------------------------
                                      1995    1996    1997     1998     1999
                                     ------  ------  ------   ------   -------
Continuing Operations
---------------------
Earnings Available:

  Income before
    provision for
    taxes on income
    and minority interest            $358.9  $340.1  $145.2   $516.4   ($725.2)

  Less:  Excess of
         earnings over
         dividends of less
         than fifty percent
         owned companies                0.2     0.2     0.2      0.2       0.2

         Capitalized interest             -     0.3       -        -       4.1
                                     ------  ------  ------   ------   -------
                                      358.7   339.6   145.0    516.2    (720.9)
                                     ------  ------  ------   ------   -------
Fixed Charges:

  Interest expense
    (including capitalized
    interest) and amortization
    of debt discount and expenses     147.1   172.6   122.4    105.4     113.9

  Portion of rentals
    representative of
    an interest factor                 13.5    15.1    14.7     17.0      19.0
                                     ------  ------  ------   ------   -------
    Total Fixed Charges               160.6   187.7   137.1    122.4     132.9
                                     ------  ------  ------   ------   -------

    Total Earnings
      Available                      $519.3  $527.3  $282.1   $638.6   $(588.0)
                                     ======  ======  ======   ======   =======

Ratio of Earnings to
Fixed Charges                          3.23    2.81    2.06     5.22        (A)
                                     ======  ======  ======   ======   =======
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(A)  As a result of the loss reported for the year ended December 31, 1999,
     Registrant was unable to cover the fixed charges indicated.

     Included in earnings was a second quarter 1999 goodwill write-down of $1,126 million as disclosed in Note 1 to Registrant's consolidated financial statements. If the write-down were excluded from earnings, the ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.05.